Exhibit 99.1

Royal Gold Reports Strong Second Quarter Financial Results and a Return to a Net Cash Position
DENVER, COLORADO. AUGUST 7, 2024: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $81.2 million, or $1.23 per share, for the quarter ended June 30, 2024, ("second quarter") on revenue of $174.1 million and operating cash flow of $113.5 million. Adjusted net income[1] was $82.6 million, or $1.25 per share.
“The second quarter of 2024 was an excellent quarter for Royal Gold, with near-record revenue, and increased operating cash flow and earnings. After minor adjustments, earnings for the quarter were a quarterly record,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Our portfolio performed well and benefited from the record high quarterly gold price, and we took advantage of the strong results to continue to pay down our debt. Including a further repayment in July, we have repaid $225 million of debt so far in 2024 and have now returned to a net cash position with total available liquidity of approximately $1 billion."
"We also reinvested in the business and acquired additional royalty interests at the Back River Gold District, including the Goose Project, in Nunavut for $51 million," continued Mr. Heissenbuttel. "The acquisition increases our exposure to an attractive development project in a stable jurisdiction with an experienced operator. The Goose Project is one of the most unique gold projects under development globally in terms of scale and economic robustness, and we think the exploration potential of the Back River Gold District will support production beyond the current 15 year mine life."

Second Quarter 2024 Highlights:
•Strong financial results with revenue of $174.1 million, operating cash flow of $113.5 million and earnings of $81.2 million; after minor adjustments, adjusted earnings were a quarterly record
•Revenue split: 74% gold, 13% silver, 10% copper
•Sales volume of 74,500 GEOs[2]
•Sustained high adjusted EBITDA margin[1] of 81%
•Repaid $100 million of debt, reducing total debt to $50 million
•Total available liquidity was approximately $1 billion, and balance sheet returned to net cash position
•Paid quarterly dividend of $0.40 per share, a 7% increase over the prior year period
•Acquired additional royalties on the Back River Project for cash consideration of $51 million
Post Quarter Events:
•Repaid further $25 million of debt, reducing total debt to $25 million

Recent Portfolio Developments
Principal Property Updates
Notable recent updates as reported by the operators of our Principal Properties include:
Work Continues on Site-Wide Optimization and Preliminary Economic Assessment at Mount Milligan
On August 1, 2024, Centerra Gold Inc. ("Centerra") reported that it continued to execute on its site-wide optimization program at Mount Milligan, initially launched in the fourth quarter of 2023. According to Centerra, the program is focused on a holistic assessment of occupational health and safety, as well as improvements in mine and plant operations, and covers all aspects of the operation to maximize the potential of the orebody. Centerra reported that milling costs in the first six months of 2024 were 12% lower than the first six months of last year. Due to the longer-term nature of the mining optimization initiatives, Centerra expects to see improvements in mining costs per tonne in 2025.
Centerra also reported that work is progressing on a preliminary economic assessment ("PEA") to evaluate the substantial mineral resources at the Mount Milligan mine with a goal to unlock additional value beyond its current 2035 mine life. Centerra continues to expect that the PEA will be completed in the first half of 2025.

[1] Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.
[2] See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

Water Restrictions Improving at Andacollo
On July 23, 2024, Teck Resources Limited ("Teck") reported that production at the Andacollo mine in Chile continued to be impacted by low water availability due to extreme drought conditions which limited ore processing rates. However, Teck also reported that the water restrictions improved during the second quarter and Teck expects that improvement to continue in the second half of 2024.
Update on Expansion Project Provided at Khoemacau
On July 24, 2024, MMG Limited (“MMG”) provided an operational update for the second quarter at the Khoemacau mine in Botswana. MMG reported that it is committed to supporting the ramp-up of Khoemacau to achieve an annual production of 60,000 tonnes of copper by 2026, facilitated by ongoing mining development efforts to increase mining fronts, operational flexibility and mined grades. MMG expects these efforts will be further enhanced by the completion of the primary vent fans as well as the paste fill project.
In addition, MMG reported that it is dedicated to completing the construction of an expansion project by 2028, which aims to increase production capacity to 130,000 tonnes of copper, and is expected to reach full capacity by 2029. Any expanded production from the Zone 5 and Mango NE deposits falls within the area of interest covered by Royal Gold's silver stream interest.
Shift to Optimization of Recovery at Pueblo Viejo
On July 16, 2024, Barrick Gold Corporation ("Barrick") provided an operational update for the second quarter at Pueblo Viejo in the Dominican Republic. According to Barrick, production at Pueblo Viejo during the second quarter was flat compared to the prior quarter, as throughput is ramped up with a shift to recovery rate optimization in the second half of 2024.
Higher Gold Grade Expected from the Peñasco Pit at Peñasquito
On July 24, 2024, Newmont Corporation ("Newmont") reported that it continues to expect full year 2024 production at Peñasquito to be second half weighted driven primarily by improved grades. Newmont reported that Peñasquito delivered strong gold and zinc grades from the Chile Colorado pit during the second quarter, and stripping in the Peñasco pit is expected to allow access to ore with 50% higher gold grades in the December 2024 quarter.
Portfolio Additions
Royal Gold Acquires Additional Royalties on the Back River Gold District in Nunavut, Canada
On June 26, 2024, International Royalty Corporation, a wholly-owned subsidiary of Royal Gold, added to its existing royalty interests on the Back River Gold District ("Back River") with the acquisition of two royalties for aggregate cash consideration of $51 million. The royalties acquired are:
•The Hill Royalty, which is a 0.7% net smelter return ("NSR") royalty that declines by 50% after C$5 million in royalty revenue is received, and
•The KM Royalty, which is a 26.25% interest in a 5% gross smelter return ("GSR") royalty that is payable after approximately 780,000 ounces have been produced from Back River.
The royalty coverage includes all reserves, resources and potential extensions thereof on the Back River Gold District.
Payments for the Hill Royalty are deductible from the KM Royalty, and as a result, Royal Gold will account for the purchase of the two royalties as one asset. When considered together, the royalties are equivalent to an approximate effective 1.1% GSR royalty rate over the majority of the mine life. Royal Gold expects net income after depletion from these royalty interests to be taxed in Canada at a rate of approximately 26.5%.
Back River is located in Western Nunavut, approximately 520 kilometers northeast of Yellowknife, and is owned and operated by B2Gold Corp. ("B2Gold"). B2Gold owns the entire 80 kilometer Back River Gold District, which includes five mineral claim blocks comprising mining leases and claims covering approximately 580 square kilometers. The most advanced of these is the Goose Project, which is fully permitted and under construction. B2Gold is a well-capitalized gold producer listed on the TSX and NYSE, and the management team has relevant arctic construction and operating experience.
Back River is an attractive gold development project with significant resource potential. The project has a total gold resource of 9.2 million ounces, including 3.6 million ounces in Proven and Probable Reserves. Construction of the Goose Project is currently underway and B2Gold expects production of first gold in the second quarter of 2025, with ramp-up to full production in the third quarter of 2025. According to B2Gold, gold production in calendar year 2025 will be between 120,000 and 150,000 ounces, and average annual gold production from 2026 to 2030 will be in excess of 310,000 ounces per year. The Updated Feasibility Study for the Goose Project prepared in 2021 indicated production of over 3.3 million ounces of gold over a 15-year mine life. B2Gold is also investing heavily in exploration, with an annual expenditure of $20 million for the next five years.
Prior to these acquisitions, Royal Gold owned a 51.25% interest in the KM royalty. In total, after the acquisition of these additional royalty interests, Royal Gold expects to receive royalty revenue from the Goose Project based on the following royalty rates and cumulative production thresholds:
•0.7% NSR royalty rate until the receipt of C$5 million of royalty revenue, declining to 0.35% thereafter, on all gold produced from startup through to the cumulative production of 400,000 ounces;
•2.5% GSR royalty rate on all gold produced after the cumulative production of 400,000 ounces up to a cumulative total of approximately 780,000 ounces; and
•3.3% GSR royalty rate on all production above cumulative production of approximately 780,000 ounces.
Based on the current mine plan, the two thresholds are expected to be reached in 2026 and 2028, respectively, although royalty rates and production thresholds are approximate due to assumptions related to the gold price and the timing and applicability of certain deductions and adjustments. Royal Gold's royalty position prior to these acquisitions also included a 2.1-2.9% GSR royalty on the George portion of Back River, which is payable after cumulative production of 800,000 ounces.
Other Property Updates
Notable recent updates as reported by the operators of other select portfolio assets include:
Producing Properties
Bellevue (2% NSR royalty): On July 15, 2024, Bellevue Gold Limited (“Bellevue”) reported gold production of approximately 42,700 ounces in the quarter ended June 30, 2024, with production for the first six months of calendar 2024 in line with guidance, and on July 24, 2024, Bellevue announced a five-year plan to significantly increase production at the Bellevue Gold mine in Western Australia. Bellevue expects to grow production by increasing underground ore movement and processing capacity, and is targeting gold production of 165,000 to 180,000 ounces in fiscal year 2025; 200,000 to 215,000 ounces in fiscal year 2026; 220,000 to 235,000 ounces in fiscal year 2027; 240,000 to 255,000 ounces in fiscal 2028; and 240,000 to 260,000 in fiscal year 2029. Additionally, Bellevue announced a A$60 million exploration program for fiscal years 2025 and 2026 with the goal of targeting 1.5 to 2.5 million ounces grading 8-10 g/t of gold to the south and covering the down plunge extent of the ore system. According to Bellevue, the current 3.2 million ounce resource is defined within the top 800 meters of the ore body and remains open in all directions.
Mara Rosa (1.0% NSR and 1.75% NSR royalties): On July 24, 2024, Hochschild Mining PLC (“Hochschild”) reported gold production from the Mara Rosa mine in Brazil of approximately 13,300 ounces in the second quarter. According to Hochschild, Mara Rosa reached commercial production in mid-May and the processing plant has reached a nominal capacity of 7,000 tonnes per day, with ongoing optimization initiatives underway to achieve a stable throughput of 8,000 tonnes per day. Hochschild further reported that brownfield exploration has confirmed that mineralization continues at lower levels below the Posse pit.
Rainy River (6.5% gold stream, 60% silver stream): New Gold Inc. ("New Gold") reported on July 30, 2024, that gold production from the Rainy River mine in Ontario in the second quarter was approximately 50,300 ounces, and is expected to strengthen in the second half of the year as higher grade ore is accessed in the open pit. Additionally, New Gold reported that underground development rates continue to ramp up, and with the development of the in-pit portal expected to commence in the third quarter, the underground Main Zone remains on track for first ore in the fourth quarter of 2024.
Development and Evaluation Properties
Celtic/Wonder North (1.5% NSR royalty): Northern Star Resources Limited ("Northern Star") reported on July 25, 2024, that the first high-grade development ore feed from Wonder underground was introduced into the Thunderbox mill blend in the second quarter. According to Northern Star, the Wonder underground ramp-up will continue with the commencement of production stoping by the end of 2024. Northern Star has referred to an initial reserve at Wonder containing approximately 455,000 ounces of gold at a grade of 3.2 g/t.
Côté Gold (1% NSR royalty): IAMGOLD Corporation ("IAMGOLD") reported on August 2, 2024, that commercial production, which is defined as the achievement of reaching a minimum of 30 consecutive days of operations with the mill operating at an average of 60% of the nameplate throughput of 36,000 tonnes per day, has been reached at the Côté Gold Mine in Ontario. IAMGOLD also reported that ramp-up of the plant continues to progress with the goal of throughput reaching 90% of nameplate capacity by the end of the year.
Great Bear (2% NSR royalty): On July 31, 2024, Kinross Gold Corporation (“Kinross”) provided an update on the Great Bear Project in Ontario. According to Kinross, recent drill results continue to support the view of a high-grade, long-life mining complex, with results showing the extension of mineralization at depth across multiple zones, including mineralization well outside the current resource. Kinross reported that various work streams are underway in 2024, including continued exploration drilling below and along strike of known mineralization, preparation for the start of surface construction in the second half of 2024 for the underground exploration decline, the release of a PEA for the Great Bear Project in September, 2024, and other technical studies and permitting. Kinross noted that the PEA is expected to include only a subset of the ounces in the measured, indicated and inferred resources drilled to date.
Manh Choh (3% NSR royalty and 28% NSR royalty on silver): Kinross (70% owner and operator) provided an update on July 31, 2024, on progress at the Manh Choh Project in Alaska. Kinross reported the first gold pour at the Fort Knox mill occurred on schedule on July 8, 2024, ore transportation has ramped up to planned volumes, full commissioning of the Fort Knox mill modifications is expected to be completed in the third quarter, and the project remains on track to deliver planned production this year.
Second Quarter 2024 Overview
In the second quarter, we recorded net income and comprehensive income of $81.2 million, or $1.23 per basic and diluted share, as compared to net income of $63.4 million, or $0.97 per basic and diluted share, for the three months ended June 30, 2023. The increase in net income was primarily attributable to higher revenue, as discussed below.
For the second quarter, we recognized total revenue of $174.1 million, comprised of stream revenue of $123.0 million and royalty revenue of $51.1 million at an average gold price of $2,338 per ounce, an average silver price of $28.84 per ounce and an average copper price of $4.42 per pound. This is compared to total revenue of $144.0 million for the three months ended June 30, 2023, comprised of stream revenue of $106.0 million and royalty revenue of $38.0 million, at an average gold price of $1,976 per ounce, an average silver price of $24.13 per ounce and an average copper price of $3.84 per pound.
The increase in our total revenue resulted primarily from higher average gold, silver and copper prices compared to the prior period. Higher copper sales at Mount Milligan, and higher gold and silver production at Peñasquito also contributed to the increase. These increases were partially offset by lower gold and silver sales at Pueblo Viejo compared to the prior year period.
Cost of sales, which excludes depreciation, depletion and amortization ("DD&A"), increased to $24.2 million for the second quarter, from $23.4 million for the three months ended June 30, 2023. The increase, when compared to the prior year quarter, was primarily due to higher copper sales at Mount Milligan. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the existing stream agreement are the lesser of $435 per ounce for gold or the prevailing market price of gold when purchased, and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the existing stream agreement, the Mount Milligan Cost Support Agreement (detailed in Note 5 of our notes to consolidated financial statements in our Quarterly Report on Form 10-Q) provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met.
General and administrative costs increased to $10.5 million for the second quarter, from $9.1 million for the three months ended June 30, 2023. The increase was primarily due to an increase in non-cash stock compensation expense compared to the prior year period.
DD&A decreased to $35.7 million for the second quarter, from $38.4 million for the three months ended June 30, 2023. The decrease was primarily due to lower depletion rates at Khoemacau and lower gold and silver sales at Pueblo Viejo compared to the prior year period.
Interest and other expense decreased to $2.5 million for the second quarter, from $8.4 million for the three months ended June 30, 2023. The decrease was primarily due to lower interest expense as a result of lower average amounts outstanding under our revolving credit facility compared to the prior year period. For the three months ended June 30, 2024, amounts outstanding under our revolving credit facility averaged $92 million at an average all-in borrowing rate of 6.5% compared to average amounts outstanding of $473 million at an average all-in borrowing rate of 6.3% for the prior year period.

For the second quarter, we recorded income tax expense of $19.0 million, compared to $2.0 million for the three months ended June 30, 2023. The income tax expense resulted in an effective tax rate of 18.9% in the current period, compared with 3.1% for the three months ended June 30, 2023. The three months ended June 30, 2023 included a discrete tax benefit of $8.5 million attributable to the release of a valuation allowance on certain foreign deferred tax assets.
Net cash provided by operating activities totaled $113.5 million for the second quarter, compared to $107.9 million for the three months ended June 30, 2023. The increase, when compared to the prior year period, was primarily due to higher cash receipts from the stream segment when compared to the prior year period.
Net cash used in investing activities totaled $50.9 million for the second quarter, compared to net cash used in investing activities of $2.6 million for the three months ended June 30, 2023. The change from the comparable prior year period was primarily due to the $51 million acquisition of two Back River Gold District royalties.
Net cash used in financing activities totaled $126.3 million for the second quarter, in line with $126.0 million for the three months ended June 30, 2023. Repayments of $100 million of outstanding borrowings on the revolving credit facility were made in both the current and prior year quarters.
Other Corporate Updates
Balance Sheet Returned to Net Cash Position with Approximately $1 Billion of Total Available Liquidity at the end of the Second Quarter
During the second quarter, we repaid $100 million of outstanding borrowings on the $1 billion revolving credit facility, resulting in $50 million outstanding and $950 million undrawn and available as of June 30, 2024. Total liquidity at the end of the second quarter was approximately $961 million, which consisted of $11 million of working capital and $950 million undrawn and available under the revolving credit facility.
After the end of the second quarter, on July 10, 2024, we repaid a further $25 million of outstanding borrowings on the credit facility from cash flow, reducing the outstanding balance to $25 million. We expect this remaining balance to be repaid on August 12, 2024, which would reduce debt outstanding to $0. The outstanding balance under our revolving credit facility was classified as short-term as of June 30, 2024, with the submission of a repayment notice to our banking syndicate.
Property Highlights
A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the three and six month periods ended June 30, 2024 and June 30, 2023. Table 2 shows stream metal sales and metal sales attributable to the Company’s royalty interests for the Company’s principal stream and royalty properties. Table 3 shows Royal Gold's 2024 sales volume guidance and year to date sales volume achieved. Table 4 shows stream segment purchases and sales for the quarters ended June 30, 2024 and June 30, 2023 and inventories at June 30, 2024 and December 31, 2023. Highlights at certain of the Company’s principal producing and development properties during the quarter ended June 30, 2024, compared to the quarter ended June 30, 2023, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE
Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of June 30, 2024, the Company owned interests on 177 properties on five continents, including interests on 38 producing mines and 22 development stage projects. Royal

Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Second Quarter 2024 Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Senior Vice President, Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
(303) 573-1660	Access Code:	862469

Note: Management’s conference call reviewing the second quarter 2024 results will be held on Thursday, August 8, 2024, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.
	Webcast URL:	www.royalgold.com under Investors, Events & Presentations
Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the following: our expected financial performance and outlook, including our 2024 guidance; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; anticipated liquidity, capital resources and debt repayments; and the timing of royalty payments and metal deliveries, including deferred amounts at Pueblo Viejo.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete acquisitions; adverse economic and market conditions; impact of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

TABLE 1
Revenue by Stream and Royalty Interests for the Three and Six Months ended June 30, 2024 and June 30, 2023
(In thousands)

			Three Months Ended June 30,		Six Months Ended June 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2024	2023	2024	2023
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$52,139	$41,208	$87,134	$87,863
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	10,522	9,640	20,231	19,965
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$19,801	$23,540	$37,562	$45,898
Andacollo	Gold	100% of payable gold	10,608	7,823	22,297	20,757
Xavantina	Gold	25% of gold produced	9,486	5,040	18,760	10,219
Africa
Khoemacau	Silver	100% of payable silver	$8,394	$8,881	$16,152	$18,035
Wassa	Gold	10.5% of payable gold	12,002	8,928	23,345	16,280
Bogoso and Prestea	Gold	5.5% of payable gold	—	955	—	1,988
Total stream revenue			$122,952	$106,015	$225,481	$221,005
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$1,315	$553	$2,453	$2,050
Red Chris	Gold, copper	1.0% NSR	—	—	2,617	3,170
LaRonde Zone 5	Gold	2.0% NSR	712	694	1,520	1,241
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	110	292	80	1,032
Williams	Gold	0.97% NSR	488	(2,104)	839	(1,760)
Other-Canada	Various	Various	410	469	657	762
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$11,214	$14,305	$24,579	$37,393
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	$4,548	3,520	8,959	6,726
Robinson	Gold, copper	3.0% NSR	3,764	1,439	5,547	4,157
Marigold	Gold	2.0% NSR	1,303	607	2,709	1,778
Leeville	Gold	1.8% NSR	2,137	1,195	3,622	2,153
Wharf	Gold	0.0%-2.0% sliding-scale GSR	370	1,011	1,191	1,592
Goldstrike	Gold	0.9% NSR	475	135	971	632
Other-United States	Various	Various	1,462	1,052	1,774	2,414
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$11,279	$6,105	$20,508	$13,538
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	1,609	2,050	3,148	3,911
El Limon	Gold	3.0% NSR	2,077	1,294	3,387	2,495
Mara Rosa	Gold, silver	2.75% NSR	739	—	739	—
Other-Latin America	Various	Various	84	118	196	457
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$2,253	$2,097	$4,152	$3,630
King of the Hills	Gold	1.5% NSR	1,494	1,095	2,685	1,945
Gwalia	Gold	1.5% NSR	1,042	1,051	1,813	1,849
Bellevue	Gold	2.0% NSR	1,210	—	1,788	—
Meekatharra	Gold	0.45% or 1.5% NSR and A$10/oz	330	535	363	1,071
Celtic/Wonder North	Gold, silver	1.5% NSR	179	—	179	—
Other-Australia	Various	Various	539	303	1,042	685
Europe
Las Cruces	Copper	1.5% NSR (copper)	$—	$211	$—	$508
Total royalty revenue			$51,144	$38,027	$97,518	$93,429
Total revenue			$174,096	$144,042	$322,999	$314,434
1Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2
Stream Metal and Royalty Sales for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Jun. 30, 2024		Mar. 31, 2024		Dec. 31, 2023		Sep. 30, 2023		Jun. 30, 2023
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	16,100	oz	12,500	oz	14,000	oz	11,300	oz	17,500	oz
		18.75% of payable copper	Copper	3.4	Mlb	2.5	Mlb	2.4	Mlb	3.2	Mlb	1.7	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	5,800	oz	6,200	oz	5,000	oz	6,800	oz	7,400	oz
		75% of Barrick's interest in payable silver[3]	Silver	218,200	oz	223,000	oz	171,100	oz	150,700	oz	362,200	oz
Andacollo	Teck	100% of payable gold	Gold	4,500	oz	5,700	oz	7,000	oz	7,500	oz	4,000	oz
Khoemacau	MMG	100% of payable silver	Silver	295,500	oz	332,000	oz	323,800	oz	386,100	oz	373,000	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	42,600	oz	68,700	oz	111,900	oz	98,800	oz	68,100	oz
		0.45%-2.2% GSR on CC Zone[4]	Gold	119,800	oz	124,900	oz	156,600	oz	120,000	oz	111,500	oz
Peñasquito	Newmont Corporation	2.0% NSR	Gold	64,200	oz	44,000	oz	25,900	oz	-	oz	48,100	oz
			Silver	8.0	Moz	9.8	Moz	4.6	Moz	-	Moz	6.0	Moz
			Lead	42.9	Mlb	64.9	Mlb	34.9	Mlb	-	Mlb	35.6	Mlb
			Zinc	113.3	Mlb	134.8	Mlb	33.5	Mlb	-	Mlb	89.7	Mlb
1Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3
2024 Sales Volume Guidance and Year to Date Sales Volume Achieved

		2024 Guidance	Metal Sales by Segment for the Six Months Ended June 30, 2024
			Stream Sales[1]	Royalty Sales[2]	Total Sales

Gold	(oz)	215,000 - 230,000	77,300	32,078	109,378
Silver	(M oz)	3.2-3.8	1.2	0.4	1.6
Copper	(M lb)	14.0 - 16.0	5.8	1.8	7.6
Other Metals	(M)	$17.0 - $20.0	N/A	$10.3	$10.3

[1] Stream Sales represents physical metal sold.
[2] Royalty Sales represents royalty revenue divided by the average metal price for the period.

TABLE 4
Stream Segment Summary

	Three Months Ended June 30, 2024		Three Months Ended June 30, 2023		As of June 30, 2024	As of December 31, 2023
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	9,800	16,100	17,300	17,500	500	4,000
Pueblo Viejo	7,000	5,800	6,800	7,400	7,000	6,200
Andacollo	5,800	4,500	3,700	4,000	1,200	800
Other	11,800	12,800	11,200	11,600	3,300	4,200
Total	34,400	39,200	39,000	40,500	12,000	15,200

Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Khoemacau	281,600	295,500	398,700	373,000	88,000	135,300
Pueblo Viejo[1]	332,700	218,200	150,700	362,200	332,700	223,000
Other	80,000	79,500	70,600	65,700	29,800	24,800
Total	694,300	593,200	620,000	800,900	450,500	383,100

Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.5	3.4	2.5	1.7	—	—

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Mount Milligan	25,100	28,600	31,200	32,700
Pueblo Viejo	12,700	12,000	14,200	15,300
Andacollo	10,700	10,200	9,000	11,000
Other	25,600	26,500	24,200	23,500
Total	74,100	77,300	78,600	82,500

Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Khoemacau	580,200	627,400	826,200	777,000
Pueblo Viejo[1]	550,900	441,200	513,000	700,100
Other	164,500	159,600	140,000	131,900
Total	1,295,600	1,228,200	1,479,200	1,609,000

Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)
Mount Milligan	5.8	5.8	6.0	6.2

1 Silver stream purchases do not include 142,800 ounces of silver permitted to be deferred in the three month period ending June 30, 2024, and 266,100 ounces of silver permitted to be deferred in the six month period ending June 30, 2024, based on the terms of the Pueblo Viejo stream agreement. Total deferred deliveries were approximately 1.12 million ounces at June 30, 2024, and the timing for the delivery of the entire deferred amount is uncertain.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	June 30, 2024	December 31, 2023
ASSETS
Cash and equivalents	$74,232	$104,167
Royalty receivables	40,338	48,884
Income tax receivable	5,637	2,676
Stream inventory	10,904	9,788
Prepaid expenses and other	2,387	1,911
Total current assets	133,498	167,426
Stream and royalty interests, net	3,053,988	3,075,574
Other assets	81,535	118,057
Total assets	$3,269,021	$3,361,057
LIABILITIES
Accounts payable	$13,227	$11,441
Dividends payable	26,314	26,292
Current portion of long-term debt	50,000	—
Income tax payable	18,103	15,557
Other current liabilities	14,739	19,132
Total current liabilities	122,383	72,422
Debt	—	245,967
Deferred tax liabilities	133,351	134,299
Mount Milligan deferred liability	25,000	—
Other liabilities	7,094	7,728
Total liabilities	287,828	460,416
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,656,625 and 65,631,760 shares outstanding, respectively	656	656
Additional paid-in capital	2,225,942	2,221,039
Accumulated earnings	742,270	666,522
Total Royal Gold stockholders’ equity	2,968,868	2,888,217
Non-controlling interests	12,325	12,424
Total equity	2,981,193	2,900,641
Total liabilities and equity	$3,269,021	$3,361,057

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenue	$174,096	$144,042	$322,999	$314,434
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	24,174	23,367	45,924	48,387
General and administrative	10,511	9,093	21,923	20,093
Production taxes	1,581	1,274	3,031	3,263
Depreciation, depletion and amortization	35,747	38,412	74,512	84,741
Total costs and expenses	72,013	72,146	145,390	156,484
Operating income	102,083	71,896	177,609	157,950
Fair value changes in equity securities	(63)	(509)	383	291
Interest and other income	807	2,650	3,783	4,912
Interest and other expense	(2,516)	(8,408)	(7,123)	(17,582)
Income before income taxes	100,310	65,629	174,652	145,571
Income tax expense	(18,991)	(2,029)	(46,025)	(17,900)
Net income and comprehensive income	81,320	63,600	128,627	127,671
Net income and comprehensive income attributable to non-controlling interests	(112)	(151)	(255)	(347)
Net income and comprehensive income attributable to Royal Gold common stockholders	$81,208	$63,449	$128,372	$127,324
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.23	$0.97	$1.95	$1.94
Basic weighted average shares outstanding	65,650,801	65,605,391	65,644,115	65,600,213
Diluted earnings per share	$1.23	$0.97	$1.95	$1.93
Diluted weighted average shares outstanding	65,767,538	65,762,903	65,753,899	65,736,028
Cash dividends declared per common share	$0.40	$0.375	$0.80	$0.750

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net income and comprehensive income	$81,320	$63,600	$128,627	$127,671
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	35,747	38,412	74,512	84,741
Non-cash employee stock compensation expense	3,348	1,943	6,336	4,579
Fair value changes in equity securities	63	509	(383)	(291)
Deferred tax expense (benefit)	2,771	(8,231)	3,419	(7,139)
Other	262	231	484	445
Changes in assets and liabilities:
Royalty receivables	(1,581)	10,477	8,546	12,948
Stream inventory	513	942	(1,116)	1,998
Income tax receivable	(2,528)	(7,878)	(2,961)	(6,536)
Prepaid expenses and other assets	(233)	(1,727)	10,530	(2,641)
Accounts payable	1,628	700	1,786	1,866
Income tax payable	(3,918)	7,378	2,547	(462)
Mount Milligan deferred liability	—	—	25,000	—
Other liabilities	(3,877)	1,571	(5,528)	(597)
Net cash provided by operating activities	$113,515	$107,927	$251,799	$216,582
Cash flows from investing activities:
Acquisition of stream and royalty interests	(51,152)	(2,670)	(52,256)	(2,670)
Proceeds from Khoemacau debt facility	—	—	25,000	—
Other	220	46	(85)	(151)
Net cash used in investing activities	$(50,932)	$(2,624)	$(27,341)	$(2,821)
Cash flows from financing activities:
Repayment of debt	(100,000)	(100,000)	(200,000)	(175,000)
Net payments from issuance of common stock	(63)	650	(1,432)	253
Common stock dividends	(26,311)	(24,642)	(52,603)	(49,271)
Other	73	(1,970)	(358)	(2,172)
Net cash used in financing activities	$(126,301)	$(125,962)	$(254,393)	$(226,190)
Net decrease in cash and equivalents	(63,718)	(20,659)	(29,935)	(12,429)
Cash and equivalents at beginning of period	137,950	126,816	104,167	118,586
Cash and equivalents at end of period	$74,232	$106,157	$74,232	$106,157

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2024	2023	2024	2023
Net income and comprehensive income	81,320	$63,600	$128,627	$127,671
Depreciation, depletion and amortization	35,747	38,412	74,512	84,741
Non-cash employee stock compensation	3,348	1,943	6,336	4,579
Fair value changes in equity securities	63	509	(383)	(291)
Other non-recurring adjustments	—	2,440	—	2,440
Interest and other, net	1,709	5,758	3,340	12,670
Income tax expense	18,991	2,029	46,025	17,900
Non-controlling interests in operating income of consolidated subsidiaries	(112)	(151)	(255)	(347)
Adjusted EBITDA	$141,066	$114,540	$258,202	$249,363
Net income margin	47%	44%	40%	41%
Adjusted EBITDA margin	81%	80%	80%	79%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2024	2024	2023	2023
Net income and comprehensive income	$81,320	$47,309	$62,963	$49,499
Depreciation, depletion and amortization	35,747	38,765	40,090	40,106
Non-cash employee stock compensation	3,348	2,988	2,354	2,763
Fair value changes in equity securities	63	(447)	(25)	462
Interest and other, net	1,709	1,630	3,396	4,849
Income tax expense	18,991	27,033	13,356	10,752
Non-controlling interests in operating income of consolidated subsidiaries	(112)	(143)	(183)	(162)
Adjusted EBITDA	$141,066	$117,135	$121,951	$108,269
Net income margin	47%	32%	41%	36%
Adjusted EBITDA margin	81%	79%	80%	78%

TTM adjusted EBITDA	$488,421

Debt	$50,000
Cash and equivalents	(74,232)
Net debt / (cash)	$(24,232)

Net debt / (cash) to TTM adjusted EBITDA	(0.05)x
Cash G&A:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2024	2023	2024	2023
General and administrative expense	$10,511	$9,093	$21,923	$20,093
Non-cash employee stock compensation	(3,348)	(1,943)	(6,336)	(4,579)
Cash G&A	$7,163	$7,150	$15,587	$15,514

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2024	2024	2023	2023
General and administrative expense	$10,511	$11,412	$9,741	$9,927
Non-cash employee stock compensation	(3,348)	(2,988)	(2,354)	(2,763)
Cash G&A	$7,163	$8,424	$7,387	$7,164

TTM cash G&A	$30,138
Adjusted net income and adjusted net income per share:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2024	2023	2024	2023
Net income and comprehensive income attributable to Royal Gold common stockholders	$81,208	$63,449	$128,372	$127,324
Fair value changes in equity securities	63	509	(383)	(291)
Other non-recurring adjustments	—	2,440	—	2,440
Discrete tax expense related to Mount Milligan Cost Support Agreement	30	—	13,008	—
Other discrete tax expense (benefit)	1,279	(8,462)	1,279	(8,462)
Tax effect of adjustments	(17)	(781)	102	(569)
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	$82,563	$57,155	$142,378	$120,442

Net income attributable to Royal Gold common stockholders per diluted share	$1.23	$0.97	$1.95	$1.94
Fair value changes in equity securities	—	0.01	(0.01)	—
Other non-recurring adjustments	—	0.04	—	0.04
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	—	0.20	—
Other discrete tax expense (benefit)	0.02	(0.13)	0.02	(0.13)
Tax effect of adjustments	$—	$(0.01)	$—	$(0.01)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$1.25	$0.88	$2.16	$1.84
Free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$113,515	$107,927	$251,799	$216,582
Acquisition of stream and royalty interests	(51,152)	(2,670)	(52,256)	(2,670)
Free cash flow	$62,363	$105,257	$199,543	$213,912

Net cash used in investing activities	$(50,932)	$(2,624)	$(27,341)	$(2,821)
Net cash used in financing activities	$(126,301)	$(125,962)	$(254,393)	$(226,190)
Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:

1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.